Exhibit 99.1

Contact:	Barbara Bower
Derek McClain
Trammell Crow Company
(214) 863-3000

FOR IMMEDIATE RELEASE

TRAMMELL CROW COMPANY REPORTS FINANCIAL RESULTS
FOR SECOND QUARTER AND FIRST HALF OF 2004

Year-to-Date Net Income Up 26% from First Half of 2003

DALLAS, Texas, August 3, 2004 — Trammell Crow Company (NYSE:TCC), one of the nation’s largest diversified commercial real estate services companies, today announced its financial results for the quarter and six months ended June 30, 2004.

Consolidated Results

Diluted earnings per share for the second quarter of 2004 were $0.09, exceeding consensus expectations of $0.06.  For the second quarter of the prior year, the company reported diluted earnings per share of $0.08.  For the second quarter of 2004, revenues totaled $183.0 million, compared with revenues of $169.3 million for the corresponding quarter of 2003, an increase of approximately 8%.   Net income for the second quarter of 2004 was $3.2 million, compared with net income of $3.1 million for the second quarter of 2003.

For the six months ended June 30, 2004, the company reported diluted earnings per share of $0.14, up from diluted earnings per share of $0.11 for the first half of 2003.  Net income for the first half of 2004 was $5.3 million, up from net income of $4.2 million for the first six months of 2003.  First half 2004 revenues were $342.3 million, up from revenues of $330.1 million in the first half of 2003.

Commenting on the reported results, Robert Sulentic, the company’s Chairman and Chief Executive Officer, noted, “I am pleased that we were able to deliver second quarter results that exceeded expectations.  The better-than-expected results were driven by increased transactional revenues and improving margins in our Global Services segment.  As expected, the Global Services segment carried our consolidated results for the period, after the Development and Investment segment carried our first quarter results.”

Segment Results – Global Services

Global Services segment income before income taxes increased from $5.1 million in the second quarter of 2003 to $9.4 million in the second quarter of 2004.  Revenues for this segment increased from $161.4 million in the second quarter of 2003 to $170.2 million in the second quarter of 2004.

For the first half of 2004, Global Services income before income taxes was $9.2 million, up from 2003 first half income before income taxes of $7.4 million.  Global Services revenues increased from $308.6 million for the first half of 2003 to $320.4 million for the first half of 2004.

Commenting on the segment’s first half performance, Mr. Sulentic noted, “There are a number of things about the performance of the Global Services business for the first half of the year that I find to be very positive:

•                  Second quarter brokerage revenues from investor and user customers combined were up 17% from the second quarter of 2003 (and 15% for the year’s first half) reflecting clients’ increased confidence in the economic recovery and the enhancements we’ve made to our brokerage capability.  Increases in corporate advisory services and investment sales brokerage volumes were responsible for the increase.

•                  We’ve been quite successful landing new outsourcing contracts and expanding existing outsourcing relationships during the first half of the year.  This is a very encouraging trend.  The new business includes:

•                  Bank of America’s selection of Trammell Crow Company to provide corporate real estate services for the majority of FleetBoston Financial’s portfolio, which became part of Bank of America as a result of the recent merger of the two institutions.  The portfolio consists of more than 19 million square feet of retail and office assets located primarily in the Northeastern United States.

•                  Riverside Health System, Inc.’s selection of Trammell Crow Company to provide comprehensive real estate services for its portfolio of medical office buildings and certain other real estate assets. We will manage Riverside’s 67-property portfolio of approximately 860,000 square feet, located in southeast Virginia.

•                  Our selection by Hughes Supply, Inc. to provide facilities management services for Hughes’ locations nationwide, encompassing more than 12 million square feet of real estate at 486 outlets in 38 states.

•                  Our execution of an agreement with First Tennessee Bank, one of the largest regional banks in the United States, to handle transaction management services, including its new branch bank expansions in Tennessee and Florida.

This is by no means an exhaustive list of our wins.  The new business is consistent with our strategic focus and should have a very positive impact on our financial results in future periods.”

Segment Results – Development & Investment

Development and Investment segment results were consistent with the company’s expectations.  The segment’s income before income taxes for the first half of 2004 was nearly flat with that of the first half of 2003 (at $0.1 million).  As a result of transaction timing, first half 2004 Development and Investment earnings were concentrated in the first quarter, while first half 2003 earnings were concentrated in the second quarter.  Consistent with its historical pattern, the company expects the overwhelming majority of its annual earnings from the Development and Investment segment to be derived from second half activity, concentrated in the fourth quarter.

With regard to the segment’s first half performance, Mr. Sulentic noted, “I am very encouraged by the increase in our development starts.  During the first half of 2004, we commenced Development and Investment projects with estimated total project costs of approximately $640 million, which is more than 50% in excess of the dollar volume of projects commenced in the entirety of 2003.  I am equally encouraged by our success in identifying opportunities for our development capital programs.  Through June 30, 2004, we had closed on land parcels for three projects to be developed through our industrial development program with ING Clarion announced in February of this year, and in the first half of this year, we closed on four acquisition and redevelopment opportunities in Trammell Crow Investment Fund V.  Like the new outsourcing business described above, the earnings impact of this development and investment activity will be felt in future periods.

“I am also pleased with recent successes in healthcare-related development.  Notable recent activity in this regard includes:

•                  As an expansion of our outsourcing relationship with Group Health Cooperative, we have begun providing pre-development services for Group Health’s new Eastside Specialty Center, a $100 million ambulatory care center located on the campus of Overlake Hospital in Bellevue, Washington.

•                  As part of our national relationship with United Surgical Partners, Inc., we have initiated three projects on USPI’s behalf totaling almost 100,000 square feet.  These include Baylor Medical Plaza at Heath, a 35,485 square foot medical office building (MOB) with first-floor ambulatory surgery center (ASC) in Heath, Texas; Baylor Medical Plaza at North Garland, a 44,731 square foot building in Garland, Texas, containing an ASC and MOB; and Smyrna Physicians Pavilion Surgery Center, a 14,310 square foot ASC, the first phase of a medical complex in suburban Nashville, Tennessee.  We are the owner and developer for all three projects.”

Balance Sheet Commentary

Cash and cash equivalents at June 30, 2004, were $78.6 million, up from a balance of $67.5 million at March 31, 2004.  At June 30, 2004, there were no outstanding borrowings under the company’s line of credit, and unused borrowing capacity thereunder exceeded $100.0 million.  One year earlier, at June 30, 2003, the company had cash and cash equivalents of $59.2 million and outstanding borrowings under its line of credit of $10.0 million.

With regard to the company’s financial condition, Mr. Sulentic noted, “I am extremely pleased with our financial position and am confident that it will be a significant competitive advantage for us going forward.”

Outlook

Commenting on the outlook for the remainder of the year, Mr. Sulentic stated, “We continue to target earnings growth of 10% to 20% from 2003 to 2004.  As previously stated, we expect the Development and Investment segment to make a positive contribution to our earnings growth, as we now more firmly believe that 2003 will prove to have been the trough year in that business.  We are obviously ahead of our target earnings growth on a year-to-date basis through the first half, but with such a significant portion of our target earnings to come from the back half of the year, we are unprepared to increase our guidance at this time.  Our year-to-date performance does increase our confidence level in our ability to hit our target.  We see many encouraging signs regarding future market conditions and our future performance, including recent outsourcing contract wins, year-to-date significant increases in brokerage revenues and the noteworthy pick-up in development starts.

“Looking to this year’s third quarter, we are targeting earnings per share up slightly from those reported in the second quarter.  Accordingly, we would expect to significantly exceed last year’s third quarter earnings of $0.05 per share, which we previously noted were impacted by the slippage of transactions from the third quarter to the fourth.”

At 11:00 a.m., Eastern Daylight Time, today, Mr. Sulentic and other members of company management will host a Webcast conference call to review the company’s second quarter results.  The call may be accessed via the Investor Relations section of Trammell Crow Company’s Web site at www.trammellcrow.com.  A replay of the call will also be accessible in the same manner through August 10.

Founded in 1948, Trammell Crow Company is one of the largest diversified commercial real estate services companies in the United States. Through its Global Services Group, the company provides building management, brokerage and project management services to both investors in and users of commercial real estate. Development and investment services are provided through the company’s Development and Investment Group.  In addition to its full service offices located throughout the United States, the company has offices in Canada, Europe, Asia and Latin/South America focused on the delivery of real estate services to corporate customers. The company delivers brokerage services outside the United States through strategic alliances with leading providers - in Europe and Asia, through Savills, plc, a leading property services company based in the United Kingdom; and in Canada, through JJ Barnicke, a leading Canadian real estate services provider. Trammell Crow Company is traded on the New York Stock Exchange under the ticker symbol “TCC” and is located on the World Wide Web at www.trammellcrow.com.

All references to “EBITDA” in this press release are to earnings before interest, income taxes, depreciation and amortization.  The statements of income and summarized segment data attached to this press release contain reconciliations of EBITDA to net income and income before income taxes.

Certain statements contained in this press release, including without limitation statements containing the words “believe,” “anticipate,” “forecast,” “will,” “may,” “expect,” “envision,” “project,” “budget,” “target,” “estimate,” “should,” “intend,” “foresee”, “look for” and words of similar import, are forward-looking statements within the meaning of the federal securities laws.  Such forward-looking statements involve known and unknown risks, uncertainties and other matters which may cause the actual results, performance or achievements of the company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks, uncertainties and other matters include, but are not limited to (i) the timing of individual transactions, (ii) the ability of the company to identify, implement and maintain the benefit of cost reduction measures and achieve economies of scale, (iii) the ability of the company to compete effectively in the international arena, (iv) the ability of the company to retain its major customers and renew its contracts, (v) the ability of the company to attract new user and investor customers, (vi) the ability of the company to manage fluctuations in net earnings and cash flow which could result from the company’s participation as a principal in real estate investments, (vii) the company’s ability to continue to pursue its growth strategy, (viii) the company’s ability to pursue strategic acquisitions on favorable terms and manage challenges and issues commonly encountered as a result of those acquisitions, (ix) the company’s ability to compete in highly competitive national and local business lines and (x) the company’s ability to attract and retain qualified personnel in all areas of its business (particularly senior management).  In addition, the company’s ability to achieve certain anticipated results will be subject to other factors affecting the company’s business that are beyond the company’s control, including but not limited to general economic conditions (including the cost and availability of capital for investment in real estate and customers’ willingness to make real estate commitments) and the effect of government regulation on the conduct of the company’s business.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  The company disclaims any obligation to update any such statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the company’s expectation with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.  Reference is hereby made to the disclosures contained under the heading “Risk Factors” in “Item 1. Business” of the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2004.

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